Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2004 RESULTS

Highlights:

•	Sales increased approximately 24 percent over the prior year’s quarter.

•	Third quarter earnings from continuing operations were $0.25 per share compared to $0.09 in the prior year’s quarter.

•	The Company has signed a definitive agreement to sell the majority of the operations of its Microelectronic Materials business.

NORWALK, Conn., November 2, 2004 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced third quarter 2004 sales of $316.7 million compared to $256.2 million in 2003. Operating income was $14.3 million in 2004 compared to operating income of $7.5 million in 2003, while earnings per share from continuing operations were $0.25 for the third quarter 2004 on $5.8 million of income, compared to $0.09 income per share on earnings of $2.1 million in 2003.

“I am again encouraged by our improved year-over-year performance, which was principally driven by double-digit increases in sales and earnings in our personal care and industrial biocides businesses, as well as our wood protection operations,” said Chairman, President and CEO Michael E. Campbell. “These increases helped offset a decline in pool chemical sales due to cool, wet weather, and persistently high raw material costs that impacted several of our businesses. Also,” Mr. Campbell added, “I’m very pleased to have reached agreement last week to sell the majority of our Microelectronic Materials operations to Fuji Photo Film Co., Ltd. for approximately $160 million. This divestiture marks a significant milestone in the transformation of our portfolio. It supports our strategy to concentrate resources on our key growth platform, Treatment Products. We view these businesses as less cyclical and R&D-oriented than the Microelectronic Materials businesses. We believe this transaction serves the best interests of our stakeholders—our shareholders, customers and employees.”

The following compares segment sales and operating income for the third quarters of 2004 and 2003 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Treatment Products

Treatment Products reported sales of $234.7 million and operating income of $17.8 million compared with sales and operating income of $180.6 million and $10.5 million, respectively, in 2003.

HTH Water Products

HTH water products reported sales of $83.0 million and an operating loss of $6.7 million for 2004 compared to sales and an operating loss of $75.4 million and $0.8 million, respectively, in 2003. Sales increased $7.6 million, or approximately 10 percent, principally due to the acquisitions of Avecia’s pool and spa business and Aquachlor ($12.9 million). Excluding the impact of acquisitions, sales decreased approximately seven percent due to lower European and North American residential swimming pool volumes, which were slightly offset by favorable foreign currency rates. The lower sales in Europe resulted from unfavorable weather conditions throughout Europe and increased competition in France. The lower North American sales resulted from unfavorable weather conditions that led to lower pool maintenance products and accessory volumes and lower branded chlorinated isocyanurates (Pace®) pricing, partially offset by higher non-branded calcium hypochlorite volumes. Operating loss increased by $5.9 million as favorable foreign currency rates were more than offset by lower sales excluding acquisitions, higher raw material costs, increased selling and advertising expenses for pool dealer integration initiatives and the modest negative contribution from the acquisition of Avecia’s pool and spa business.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $65.5 million and operating income of $17.2 million compared to sales and operating income of $37.1 million and $7.2 million, respectively, in 2003.

Sales increased $28.4 million, or approximately 77 percent, due to the acquisition of Avecia’s protection and hygiene business ($21.3 million), increased international volumes for personal care intermediate products and continued strong demand for biocides used in building products, antidandruff shampoos and marine antifouling paints. Excluding the impact of the acquisition, sales increased approximately 19 percent from the year-ago period. Operating income increased by $10.0 million as a result of the higher sales, the positive contribution from the acquisition and lower legal expenses, which were partially offset by higher selling and administration costs to support growth initiatives. In addition, this quarter’s operating results benefited ($3.1 million) from the recognition of the balance of a $6.1 million settlement of a favorable judgment obtained earlier this year against a former owner of an acquired company and from a gain on the sale of a building ($0.6 million).

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $86.2 million and operating income of $7.3 million compared to sales and operating income of $68.1 million and $4.1 million, respectively, in 2003.

Sales increased approximately 27 percent over the prior year, principally due to favorable product mix, as higher volumes of CCA-alternative products (Wolman® E and Tanalith® E) and moldecides more than offset lower volumes of traditional CCA products. Sales also increased from the addition of new customers in the wood protection business and higher industrial coatings sales due to favorable foreign exchange. The improvement in product mix is a result of the transition to a new generation of wood preservatives for use in the residential market, driven by the voluntary withdrawal in the U.S. by wood treatment manufacturers of their CCA registrations for non-industrial uses as of December 31, 2003. Operating income increased by $3.2 million over the prior year due to the higher sales, lower CCA legal costs and favorable foreign currency, partially offset by higher raw material costs.

Microelectronic Materials

Microelectronic Materials reported sales of $39.9 million and operating income of $5.0 million compared to sales of $36.5 million and operating income of $0.6 million for 2003. Sales were approximately nine percent higher than 2003 principally due to higher photoresists demand in all regions, partially offset by pricing pressure in certain ancillary and polyimides product lines. Operating income increased by $4.4 million as a result of the higher sales and improved operating results from the Company’s FUJIFILM Arch joint venture, partially offset by the unfavorable effects of foreign exchange.

Performance Products

Performance Products reported sales of $42.1 million and an operating loss of $3.1 million compared with sales and an operating loss of $39.1 million and $1.7 million, respectively, in 2003.

Performance urethanes sales increased approximately 19 percent over the prior year as a result of higher North American volumes due to stronger demand and improved pricing for glycol and specialty polyol products. Operating results improved slightly as the higher sales and lower selling and administration expenses resulting from cost-reduction initiatives were offset by higher raw material and energy costs as well as a charge for a Brazilian import tax claim. The results for 2003 included a provision for bad debt expense related to the economic instability in Venezuela.

Hydrazine sales decreased by $3.1 million, or approximately 41 percent. The lower sales were due to lower propellant revenues as a result of the expiration of a long-term propellants supply contract with the U.S. government on April 30, 2004, partly offset by increased demand for Ultra PureTM Hydrazine. Operating income was lower than prior year due to the lower hydrazine propellant revenues.

Other Items

U.S. Government Contract:

As previously reported, the U.S. Government Accountability Office (GAO) has sustained Arch’s formal protest of the Defense Energy Support Center’s (DESC) recent decision to award the government’s next 10-year hydrazine propellant supply contract to a competing firm. The contract involves supplying propellants for use by NASA in the Space Shuttle and by the Air Force in government satellites and launch rockets.

As a result of the GAO’s action, the DESC has notified the Company that it has taken corrective action by re-opening the bidding process. The bid schedule has again been revised by the DESC, with the closing date for price proposals extended until December 10, 2004. The DESC has informed the Company that it anticipates completing its contract-award decision soon thereafter.

Sale of Microelectronic Materials Business:

On October 25, the Company announced that it has signed a definitive agreement to sell the majority of the operations of its Microelectronic Materials business to Fuji Photo Film Co., Ltd. for approximately $160 million. The transaction, which is expected to close by year-end, is subject to regulatory approvals and other customary closing conditions. The transaction sales price is subject to a final post-closing working capital adjustment. The proceeds from the divestiture will be principally used to pay down debt.

The Microelectronic Materials businesses to be sold had sales of approximately $135 million in 2003, earnings before interest and taxes of $1.9 million (including the allocation of corporate charges), depreciation and amortization of $11.6 million and capital spending of $2.9 million. Equity in earnings and cash dividends from the Company’s FUJIFILM Arch Co., Ltd. joint venture were $6.1 million and $2.0 million, respectively, in 2003.

For the nine months ended September 30, 2004, the Microelectronic Materials businesses to be sold had sales of approximately $110 million, earnings before interest and taxes of $9.2 million (including the allocation of corporate charges), depreciation and amortization of $7.5 million and capital spending of $1.1 million. Equity in earnings and cash dividends from the Company’s FUJIFILM Arch Co., Ltd. joint venture were $10.3 million and $4.4 million, respectively.

2004 Outlook

The Company’s guidance assumes a full quarter of results from our Microelectronic businesses and prior to reclassification of its results as a discontinued business. After reclassification of these businesses as discontinued operations, the effective tax rate from continuing operations will increase due to the absence of the favorable tax impact for equity earnings from the FUJIFILM-Arch joint venture.

For the full-year 2004, sales are expected to increase approximately 22 to 24 percent over 2003. Earnings from continuing operations before restructuring are expected to be at the low end of our previous guidance of $1.15 to $1.25 per share range. This guidance reflects the $2.1 million charge for a Brazilian import tax claim recorded in the third quarter, as well as continuing increases in raw material and energy costs. Depreciation and amortization is estimated to be approximately $60 million. Capital spending is anticipated to be in the $20 to $25 million range, compared to the Company’s previous guidance of $25 to $30 million range.

Traditionally, Arch’s fourth quarter is the weakest due to the seasonality of its Treatment Products businesses, principally HTH water products. The Company anticipates the loss from continuing operations in the fourth quarter 2004 to be in the $0.24 to $0.34 per share range, compared to a loss of $0.09, which included restructuring income of $0.03 per share, for the prior-year quarter. This guidance includes the adverse impact caused by the continuing increases in raw material costs, particularly copper in the wood protection business, propylene in the performance urethanes business and chlorine in the HTH water products business. Furthermore, in light of the DESC’s decision to re-bid the next long-term hydrazine propellant supply contract, the Company continues to assume that there will be no impairment and, as a result, depreciation and certain other costs will continue. The impact on pre-tax earnings is approximately $1.5 million for the fourth quarter of 2004.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in three business segments — Treatment Products, Microelectronic Materials and Performance Products — and they serve leading customers in these markets with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,300 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2004 earnings conference call on Tuesday, November 2, 2004 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (866) 800-8651, access # 94922225, in the United States or (617) 614-2704, access # 94922225, outside the United States.

•	A telephone replay will be available from 1:00 p.m. on Tuesday, November 2, 2004 until 6:00 p.m. (ET) on Tuesday, November 9, 2004. The replay number is (888) 286-8010, access # 39615426; from outside the United States, please call (617) 801-6888, access # 39615426.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against the foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration, jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; reduction in expected government contract orders and/or the failure to be awarded a new U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales	$316.7	$256.2	$998.2	$789.0
Cost of Goods Sold	231.4	182.8	712.7	560.4
Selling and Administration	68.3	66.0	209.7	181.2
Research and Development	6.2	5.8	19.3	17.4
Equity In (Earnings) of Affiliated Companies	(5.0)	(3.4)	(13.3)	(7.5)
Other (Gains) and Losses (b)	1.5	(2.5)	1.2	(2.5)
Restructuring (c)	—	—	1.7	0.6

Income from Continuing Operations Before Interest, Taxes and Cumulative Effect of Accounting Change	14.3	7.5	66.9	39.4
Interest Expense, net	5.3	4.2	14.6	12.6

Income from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	9.0	3.3	52.3	26.8
Income Tax Provision	3.2	1.2	18.3	9.6

Income from Continuing Operations Before Cumulative Effect of Accounting Change	5.8	2.1	34.0	17.2
Income (Loss) from Discontinued Operations, net of tax (d)	—	0.6	—	(1.8)
Gain (Loss) on Sale of Discontinued Operations, net of tax (e)	(0.2)	15.0	(0.2)	15.0
Cumulative Effect of Accounting Change, net of tax (f)	—	—	—	(0.4)

Net Income	$5.6	$17.7	$33.8	$30.0

Basic Income Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$0.25	$0.09	$1.47	$0.76
Income (Loss) from Discontinued Operations (d)	—	0.03	—	(0.08)
Gain (Loss) on Sale of Discontinued Operations (e)	(0.01)	0.66	(0.01)	0.66
Cumulative Effect of Accounting Change (f)	—	—	—	(0.02)

Basic Income Per Share	$0.24	$0.78	$1.46	$1.32

Diluted Income Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$0.25	$0.09	$1.45	$0.76
Income (Loss) from Discontinued Operations (d)	—	0.03	—	(0.08)
Gain (Loss) on Sale of Discontinued Operations (e)	(0.01)	0.66	(0.01)	0.66
Cumulative Effect of Accounting Change (f)	—	—	—	(0.02)

Diluted Income Per Share	$0.24	$0.78	$1.44	$1.32

Weighted Average Common Stock Outstanding - Basic	23.4	22.6	23.1	22.6
Weighted Average Common Stock Outstanding - Diluted	23.7	22.7	23.4	22.6

Adjusted EBITDA (g)	$24.3	$18.1	$109.5	$81.7

(a)	Unaudited.

(b)	The third quarter 2004 includes a charge of $2.1 million for a Brazilian state import tax claim principally in the performance urethanes business offset by a pretax gain on the sale of a building in the personal care business of $0.6 million. Full year 2004 also includes the pretax gain on the sale of excess property related to the microelectronic materials business. 2003 represents the pretax gain on the sale of excess land of $2.5 million.

(c)	2004 restructuring includes employee-related costs for the hydrazine business of $2.1 million, offset by a reduction of the prior years’ restructuring reserves of $0.4 million. 2003 restructuring represents severance costs of $2.5 million for headcount reductions related to the performance products segment ( $1.1 million associated with a revision of the 2002 organizational restructuring program) offset by a reduction of the prior years’ restructuring reserve of $1.9 million.

(d)	Represents the results of operations of the sulfuric acid business and the Hickson organics business, net of tax.

(e)	2004 is principally a post-closing working capital adjustment related to the sale of the Hickson organics business. 2003 represents an after-tax gain of $16.5 million on the sale of the sulfuric acid business and an after-tax loss of $1.5 million on the sale of the Hickson organics business.

(f)	Reflects the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(g)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, other non-cash adjustments, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the Hickson organics division and the sulfuric acid business. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2004 (a)	December 31, 2003
Assets:
Cash & Cash Equivalents	$38.7	$64.8
Accounts Receivable, Net (b)	152.1	124.9
Short-Term Investment (b)	14.1	43.3
Inventories, Net	172.8	141.6
Other Current Assets	26.1	27.9

Total Current Assets	403.8	402.5
Investments and Advances - Affiliated Companies at Equity	41.0	38.2
Property, Plant and Equipment, Net	290.5	281.4
Goodwill	204.4	137.3
Other Intangibles	154.0	61.1
Other Assets	55.2	55.9

Total Assets	$1,148.9	$976.4

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$19.4	$0.7
Accounts Payable	164.1	139.9
Accrued Liabilities	99.5	88.5

Total Current Liabilities	283.0	229.1
Long-Term Debt	291.2	218.5
Other Liabilities	202.9	191.1

Total Liabilities	777.1	638.7
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.4 Shares Issued and Outstanding (22.5 in 2003)	23.4	22.5
Additional Paid-in Capital	416.6	398.2
Retained Earnings	33.4	13.4
Accumulated Other Comprehensive Loss	(101.6)	(96.4)

Total Shareholders’ Equity	371.8	337.7

Total Liabilities and Shareholders’ Equity	$1,148.9	$976.4

(a)	Unaudited.

(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company’s undivided interest in such receivables has been reflected as a short-term investment. As of September 30, 2004, the Company had sold $49.2 million of participation interests in $63.3 million of accounts receivable. As of December 31, 2003, the Company had not sold any participation interests in accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2004	2003
Operating Activities:
Net Income	$33.8	$30.0
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by (Used in) Operating Activities:
Loss from Discontinued Operations	—	1.8
(Gain) Loss on sale of discontinued operations	0.2	(15.0)
Cumulative Effect of Accounting Change	—	0.4
Equity in Earnings of Affiliates	(13.3)	(7.5)
Other (Gains) Losses	1.2	(2.5)
Depreciation and Amortization	43.3	39.1
Deferred Taxes	6.1	—
Restructuring	1.7	0.6
Restructuring Payments	(3.3)	(4.0)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	49.2	(33.5)
Receivables	(18.5)	(30.0)
Inventories	(4.6)	16.4
Other Current Assets	(0.2)	1.4
Accounts Payable and Accrued Liabilities	11.4	(1.3)
Noncurrent Liabilities	0.9	1.6
Other Operating Activities	9.9	6.3

Net Operating Activities from Continuing Operations	117.8	3.8
Change in Net Assets Held for Sale	—	(13.5)

Net Operating Activities	117.8	(9.7)

Investing Activities:
Capital Expenditures	(13.5)	(12.4)
Business Acquired in Purchase Transaction, net of cash acquired	(215.9)	(2.5)
Proceeds from sales of business	—	61.5
Proceeds from sales of land	1.2	2.0
Other Investing Activities	(0.2)	1.6

Net Investing Activities	(228.4)	50.2

Financing Activities:
Long-Term Debt Borrowings	207.0	15.0
Long-Term Debt Repayments	(132.5)	(15.8)
Short-Term Borrowings (Repayments)	18.6	1.2
Dividends Paid	(13.8)	(13.5)
Other Financing Activities	3.6	6.7

Net Financing Activities	82.9	(6.4)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.6	1.2

Net Increase (Decrease) in Cash and Cash Equivalents	(26.1)	35.3
Cash and Cash Equivalents, Beginning of Year	64.8	12.2

Cash and Cash Equivalents, End of Period	$38.7	$47.5

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales:
Treatment Products:
- HTH Water Products (b)	$83.0	$75.4	$315.5	$250.5
- Personal Care and Industrial Biocides (b)	65.5	37.1	172.9	112.9
- Wood Protection and Industrial Coatings	86.2	68.1	267.8	200.1

Total Treatment Products	234.7	180.6	756.2	563.5
Microelectronic Materials	39.9	36.5	119.1	109.0
Performance Products:
- Performance Urethanes	37.6	31.5	103.6	90.4
- Hydrazine	4.5	7.6	19.3	26.1

Total Performance Products	42.1	39.1	122.9	116.5

Total Sales	$316.7	$256.2	$998.2	$789.0

Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b, d)	$(6.7)	$(0.8)	$24.1	$20.7
- Personal Care and Industrial Biocides (b, e, f)	17.2	7.2	38.8	22.1
- Wood Protection and Industrial Coatings	7.3	4.1	21.4	10.4

Total Treatment Products	17.8	10.5	84.3	53.2
Microelectronic Materials (e)	5.0	0.6	8.3	0.1
Performance Products:
- Performance Urethanes (d)	(1.8)	(2.0)	(6.9)	(5.9)
- Hydrazine (d)	(1.3)	0.3	(1.1)	1.2

Total Performance Products	(3.1)	(1.7)	(8.0)	(4.7)

	19.7	9.4	84.6	48.6
General Corporate Expenses (g)	(5.4)	(1.9)	(16.0)	(8.6)

Total Segment Operating Income before Restructuring	14.3	7.5	68.6	40.0
Restructuring	—	—	(1.7)	(0.6)

Total Operating Income	$14.3	$7.5	$66.9	$39.4

(a)	Unaudited.

(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.

(c)	Includes equity in earnings (losses) of affiliated companies.

(d)	The third quarter and full year includes a charge for a Brazilian state import tax claim of $0.4 million, $1.6 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively .

(e)	Third quarter 2004 includes a gain on the sale of building of $0.6 million for the personal care business. Full year 2004 also includes the gain on the sale of excess land in the microelectronic materials business of $0.3 million.

(f)	Third quarter 2004 includes a $3.1 million settlement from a favorable judgment obtained earlier this year against a former owner of an acquired company and full year 2004 includes $6.1 million.

(g)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program. Third quarter 2003 also includes the gain on sale of land of $2.5 million.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Adjusted EBITDA:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$5.8	$2.1	$34.0	$17.2
Add (deduct):
Interest Expense, net	5.3	4.2	14.6	12.6
Income Tax Provision	3.2	1.2	18.3	9.6
Depreciation and Amortization	15.0	13.0	43.3	39.1
Dividends from Affiliated Companies	—	0.3	9.8	5.5
Equity In (Earnings) of Affiliated Companies	(5.0)	(3.4)	(13.3)	(7.5)
Restructuring	—	—	1.7	0.6
Purchase Accounting Adjustments	—	—	1.1	—
Discontinued Operations EBITDA (a)	—	0.7	—	4.6

Adjusted EBITDA	$24.3	$18.1	$109.5	$81.7

(a) Discontinued Operations EBITDA is calculated as follows:
Income (Loss) from Discontinued Operations, net of tax	$—	$0.6	$—	$(1.8)
Add (deduct):
Restructuring	—	—	—	(0.1)
Impairment	—	—	—	4.0
Interest Expense, net	—	0.2	—	0.8
Income Tax Provision	—	(0.1)	—	0.3
Depreciation	—	—	—	1.4

Discontinued Operations EBITDA	$—	$0.7	$—	$4.6

	Year ended December 31, 2004

The following table reconciles diluted income per share from continuing operations before cumulative effect of accounting change to diluted income per share from continuing operations before cumulative effect of accounting change and restructuring for the full year 2004 outlook:

Diluted Income Per Share:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$1.11	$1.21
Add: Restructuring, net of tax	0.04	0.04

Diluted Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$1.15	$1.25